EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-214352 on Form S-8 of Quality Care Properties, Inc. of our report dated March 31, 2017, relating to the combined consolidated financial statements and financial statement schedules (Schedule II: Valuation and Qualifying Accounts and Schedule III: Real Estate and Accumulated Depreciation) of Quality Care Properties, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Quality Care Properties, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 31, 2017